Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13D to which this Agreement is attached.

HECLA MINING COMPANY

/s/ David C. Sienko
Name:	David C. Sienko
Title:	Vice President & General Counsel

Dated: June 1, 2016

HL IDAHO CORP.

/s/ Luther J. Russell
Name:	Luther J. Russell
Title:	President

Dated: June 1, 2016